Exhibit 10.12

PELOTON INTERACTIVE, INC.
441 9th Ave
New York, NY 10001

September 18, 2023

Nick Caldwell
280 Spear Street, Unit 3703 San Francisco, CA 94105

Dear Nick:

Peloton Interactive, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1.Position. Your initial title will be Chief Product Officer and you will report to the Company’s Chief Executive Officer, Barry McCarthy. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.Cash Compensation. The Company will pay you a starting salary at the rate of $1,000,000.00 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.
3.Relocation Support. You understand and agree that relocation to New York is required for your role. The Company will provide comprehensive relocation services through our relocation provider, Aires, up to a maximum of $150,000.00 for you to relocate to the New York City area to perform your job from Peloton’s New York Headquarters. All relocation services must be completed within 12 months of your start date. You will not receive any of this relocation support benefit until on or after your first day of employment. You agree to reimburse the Company 100% of the relocation support benefit if prior to your six-month anniversary you voluntarily terminate your employment or your employment is terminated for cause. The Company shall have a right to offset any such reimbursement obligation against any sums it might otherwise owe to you in the event of such termination. You acknowledge and agree the Company has full discretion to determine whether and to what extent these arrangements result in compensation to you and whether any tax withholding is appropriate. Your role is not a remote role, so you will be required to work from the New York office pursuant to the Peloton Return to Office Policy ("RTO Policy") Tuesday, Wednesday, and Thursday of each week, subject to terms and conditions of the RTO Policy, as may be amended from time to time.

4.Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

5.Equity. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be eligible to receive an equity award of the Company’s Common Stock valued at
$9,000,000.00 in the aggregate on the date of grant. You will be able to elect to receive this award in the form of stock options, restricted stock units or a 50/50 combination of the two (collectively, “Equity Award”). The Equity Award will be subject to the terms and conditions applicable under the Company’s 2019 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option or Restricted Stock Unit Agreement. You shall vest as to 25% of the Equity Award on the 1-year anniversary of the grant date and as to 1/16th of the Equity Award on each Quarterly Vesting Date thereafter, subject to your continuous service through each such date (as set forth in Stock Option Agreement or Restricted Stock Unit Agreement). A “Quarterly Vesting Date” is the first trading day on or after each of September 15, December 15, March 15, and June 15. More information on the timing to make your election and the differences between the equity choices will be provided to you prior to your election deadline.

6.Severance and Change in Control. You will be a participant in the Company’s Severance and Change in Control Plan (the “Severance Plan”), as a Tier 1 participant. For purposes of the Severance Plan, the definition of “Good Reason” in Section 9.15 shall be amended as follows:

“Good Reason” means a cessation of the Participant’s employment as a result of the Participant’s resignation within 12 months after the occurrence of one or more of the following without the Participant’s consent: (i) a reduction of more than 10% in Participant’s base salary as an employee of the Company, except to the extent that the Company implements an equal percentage reduction applicable to all executive officers and management personnel; (ii) a material reduction in the Participant’s duties, responsibilities or authority at the Company; (iii) a change in the geographic location at which the Participant must perform services which results in an increase in the one-way commute of the Participant by more than 50 miles; or (iv) a successor of the Company does not assume this Plan. A resignation for Good Reason will not be deemed to have occurred unless the Participant gives the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving the Participant’s written notice.

All other terms and provisions of the Severance Plan shall remain in full force and effect. For the avoidance of doubt, acceleration and/or forfeiture of equity upon termination will be governed by the Severance Plan. A copy of the Severance Plan is included for your review.

7.Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

Notwithstanding the language in the Proprietary Information and Inventions Agreement, the definition of “Cause” in Section 9.3 of the Severance Plan will govern your employment, consistent with the requirements of New York law.

8.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will”, meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

9.Tax Matters.

a.Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
b.Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

10.Legal Review Reimbursement. Peloton will reimburse legal fees for review of this offer of employment and associated documentation.
11.Arbitration. You and the Company shall submit to mandatory and exclusive binding arbitration any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the JAMS in the State of New York, New York County, before a single neutral arbitrator, in accordance with the Employment Arbitration Rules of JAMS in effect at that time (currently available at: jamsadr.com). The parties hereby waive any rights they may have to have any such claims tried before a judge or jury. The parties may conduct only essential discovery prior to the hearing, as defined by the JAMS arbitrator. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. You shall bear only those costs of arbitration you would otherwise bear had you brought a claim covered by this Agreement in court. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
12.Coverage Under Directors’ and Officers’ Liability Insurance Policies; Indemnification. The Company agrees to indemnify you to the maximum extent permitted by applicable law and the Company’s by-laws for your services rendered as an officer and director of the Company and to maintain directors’ and officers’ liability insurance policies covering you on a basis no less favorable than provided to other directors and senior executives, which indemnification and coverage shall continue as to you even if you have ceased to be a director, officer or employee of the Company with respect to acts or omissions which occurred prior to such cessation.
13.Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by New York law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in New York in connection with any Dispute or any claim related to any Dispute.
* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. In addition, your employment is contingent on a satisfactory review of a background check and upon your starting work with the Company on November 1, 2023.
If you have any questions, please feel free to reach out.

Very truly yours,

PELOTON INTERACTIVE, INC.

/s/ Barry McCarthy
Signature of Chief Executive Officer

By: Barry McCarthy
Title: Chief Executive Officer

I have read and accept this employment offer:

/s/ Nick Caldwell

Signature of Employee
Dated: 9/18/2023

Attachment
Exhibit A: Proprietary Information and Inventions Agreement Exhibit B: Severance and Change in Control Plan